UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2009

AXSYS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-16182	11-1962029
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o General Dynamics Corporation 2941 Fairview Park Drive, Falls Church, Virginia		22042-4513
(Address of principal executive offices)		(Zip Code)

(703) 876-3000

(Registrant’s telephone number, including area code)

175 Capital Boulevard, Suite 103, Rocky Hill, Connecticut 06067

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                             Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, Axsys Technologies, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (as amended, modified or supplemented in accordance with its terms, the “Merger Agreement”), dated as of June 4, 2009, among the Company, General Dynamics Advanced Information Systems, Inc., a Delaware corporation (“Parent”), and Vision Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and an indirect, wholly-owned subsidiary of General Dynamics Corporation, a Delaware corporation (“General Dynamics”).  On September 1, 2009, the Company received stockholder approval to adopt the Merger Agreement.  On September 2, 2009, in accordance with the Merger Agreement and the Delaware General Corporation Law,  Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger and becoming an indirect, wholly-owned subsidiary of General Dynamics.

On September 2, 2009, the Company notified the Nasdaq Global Select Market (“Nasdaq”) of the consummation of the Merger and requested that trading in the Company’s common stock, par value $0.01 per share (the “Common Stock”), be suspended and that the Common Stock be withdrawn from listing on Nasdaq as of the close of market on September 2, 2009.  Nasdaq has filed with the SEC a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended, on Form 25 to delist and deregister the Common Stock.  As a result, the Common Stock will no longer be listed on Nasdaq.  The Company will file a Form 15 with the Securities and Exchange Commission (“SEC”) to deregister the Common Stock under Sections 12(b) and 12(g) of the Exchange Act and to suspend the reporting obligations of the Company under Sections 13 and 15(d) of the Exchange Act.

Item 3.03                             Material Modification to Rights of Security Holders.

Under the terms of the Merger Agreement, each share of Common Stock outstanding immediately prior to the effective time of the Merger (including each restricted share, whether vested or unvested), subject to certain exceptions described in the Merger Agreement, was converted into the right to receive $54.00 in cash, without interest.  In addition, at the effective time of the Merger, each outstanding Company stock option (whether vested or unvested) was cancelled and converted into the right to receive a cash payment equal to the excess, if any, of $54.00 over the exercise price of such option, without interest.  No consideration is payable in respect of any Company stock options with an exercise price per share equal to or in excess of $54.00 as of immediately prior to the effective time of the Merger, and all such options were cancelled automatically at the effective time of the Merger.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Merger Agreement.  A copy of the Merger Agreement was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 4, 2009.

Item 5.01                             Changes in Control of Registrant.

The information disclosed in Items 3.01 and 3.03 is hereby incorporated by reference.

Upon the effective time of the Merger, (i) the Company became an indirect, wholly-owned subsidiary of General Dynamics and (ii) the directors and officers of Merger Sub immediately prior to the effective time of the Merger became the directors and officers of the Company.  The aggregate cost of the Merger was approximately $643 million, which amount was funded from cash on hand.

Item 5.03.                          Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Upon the effective time of the Merger, pursuant to the Merger Agreement, (i) the Company’s restated certificate of incorporation was amended in its entirety to be identical to the restated certificate of incorporation attached as Exhibit 3.1 to this Current Report on Form 8-K and (ii) the bylaws of Merger Sub, as in effect immediately prior to the effective time of the Merger, became the bylaws of the Company.  Copies of the Company’s restated certificate of incorporation and bylaws are attached as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference in their entirety.

Item 8.01.                          Other Events.

On September 2, 2009, Parent issued a press release (the “Press Release”) announcing that the parties had consummated the Merger. A copy of the Press Release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01.                          Financial Statements and Exhibits.

(d) Exhibits

The following are included as exhibits to this report:

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Axsys Technologies, Inc.

3.2	Bylaws of Axsys Technologies, Inc.

99.1	Press Release issued on September 2, 2009

AXSYS TECHNOLOGIES, INC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXSYS TECHNOLOGIES, INC.

(Registrant)

DATE: September 3, 2009	By:	/s/ JULIE P. ASLAKSEN

	Name:	Julie P. Aslaksen

	Title:	Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Axsys Technologies, Inc.

3.2	Bylaws of Axsys Technologies, Inc.

99.1	Press Release issued on September 2, 2009